102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR BANK REPORTS SECOND QUARTER 2026 NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.06 PER DILUTED SHARE AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.05 PER DILUTED SHARE

•ANNOUNCES $250 MILLION SHARE REPURCHASE PROGRAM

•THIRD CONSECUTIVE QUARTER OF PROFITABILITY AS PRE-PROVISION NET REVENUES INCREASED $34 MILLION ON AN UNADJUSTED BASIS AND $21 MILLION ON AN ADJUSTED BASIS

•COST OF DEPOSITS DECLINED FIVE BASIS POINTS, WHILE TOTAL DEPOSITS INCREASED NEARLY $700 MILLION IN THE SECOND QUARTER AND APPROXIMATELY $1.5 BILLION YEAR-TO-DATE

•BALANCE SHEET GREW APPROXIMATELY $600 MILLION DRIVEN BY SOLID CORE C&I LOAN AND DEPOSIT GROWTH FROM CONTINUED EXPANSION OF THE COMMERCIAL BANKING PLATFORM

•C&I LOANS INCREASED $2.0 BILLION OR 12% QUARTER OVER QUARTER DRIVEN BY STRATEGIC FOCUS AREAS

•CONTINUED EXPENSE DISCIPLINE WITH OPERATING EXPENSES DOWN 3% COMPARED TO PRIOR QUARTER; POSITIVE OPERATING LEVERAGE OF 7%

•CRE PAR PAYOFFS TOTALED $1.1 BILLION, OF WHICH 39% WERE SUBSTANDARD; CRE CONCENTRATION RATIO IMPROVED TO 350% COMPARED TO 367% LAST QUARTER

•CET1 CAPITAL RATIO OF 13.16%

Second Quarter 2026 Summary Compared to First Quarter 2026

Profitability	Capital

•PPNR of $66 million, up $34 million
•Adjusted PPNR of $62 million, up $21 million or 51%
•Operating expenses of $427 million down 3%
•Positive operating leverage of 7%
•Net interest margin was relatively unchanged at 2.13%
•Deposit costs declined 5 basis points while overall cost of funds declined 7 basis points

•CET1 capital ratio of 13.16%, at or above peer group levels
•Excess capital of $1.6 billion, using low end of target CET1 range of 10.5%
•Book value per share of $18.31
•Tangible book value per share of $17.51
•Tangible book value per share adjusted for warrant exercise is $15.54

Balance Sheet	Asset Quality

•Total C&I loans increased $2.0 billion or 12% to $18.6 billion
•Total loans increased $562 million to $61.0 billion, up 1% or 4% annualized
•Total deposits increased $689 million or 1%
•Core deposits grew $644 million or 1%
•C&I and Private Bank deposits grew $905 million, up 4%
•Strategic C&I loan focus areas grew $2.1 billion or 29%
•Total MF/CRE exposure down $1.5 billion or 4%
•Wholesale borrowings, mainly FHLB advances, declined $250 million or 2%

•Criticized/Classified loans declined $143 million or 1%
•Substandard loans declined $369 million or 6%
•Non-accrual loans rose $123 million or 5%
•Total ACL of $0.9 billion or 1.52% of total loans HFI
•Total multi-family ACL coverage of 1.63%
•ACL coverage of 2.87% for multi-family loans with 50% or greater rent-regulated units
•Total NYC multi-family loans declined $677 million or 5%
•Total NYC multi-family loans with 50% or greater rent-regulated units declined $338 million or 4%
•NCOs to average loans was 0.66% vs. 0.52%

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
Hicksville, N.Y., July 24, 2026 – Flagstar Bank, N.A. (the "Bank") (NYSE: FLG), today reported second quarter 2026 net income of $34 million compared to net income of $21 million for first quarter 2026 and compared to a net loss of $70 million for second quarter 2025. Second quarter 2026 net income attributable to common stockholders was $26 million, or $0.06 per diluted share, compared to net income attributable to common stockholders of $13 million, or $0.03 per diluted share in first quarter 2026 and compared to a net loss attributable to common stockholders of $78 million, or $0.19 per diluted share in second quarter 2025.

For the six months ended June 30, 2026, the Bank reported net income of $55 million compared to a net loss of $170 million for the six months ended June 30, 2025. Net income attributable to common stockholders for the six months ended June 30, 2026 was $39 million or $0.08 per diluted share compared to a net loss attributable to common stockholders of $186 million or $0.45 per diluted share for the six months ended June 30, 2025.

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

On an adjusted basis, which excludes a $4 million gain on sale related to our equity investment in Figure Technology Solutions, Inc., (the "Figure Investment"), second quarter 2026 net income attributable to common stockholders was $23 million or $0.05 per diluted share compared to first quarter 2026 net income attributable to common stockholders of $20 million or $0.04 per diluted share, which excludes a $9 million fair value loss on the Figure Investment, and compared to a net loss attributable to common stockholders of $60 million or $0.14 per diluted share in second quarter 2025, which excludes $14 million of merger related expenses, $2 million of severance expenses, $7 million in lease cost acceleration related to previously disclosed branch closures, and $3 million in trailing costs related to the sale of the Bank's mortgage servicing business.

For the six months ended June 30, 2026, net income attributable to common stockholders, on an adjusted basis was $43 million or $0.09 per diluted share which excludes a $5 million loss related to the Figure Investment. This compares to a net loss attributable to common stockholders, as adjusted, for the six months ended June 30, 2025 of $153 million or $0.37 per diluted share, which excludes $22 million of merger-related expenses, $2 million of severance expenses, $12 million in lease cost acceleration, and $8 million in trailing costs related to the sale of the Bank's mortgage servicing business.

CEO COMMENTARY

Commenting on the Bank's second quarter 2026 performance, Executive Chairman and Chief Executive Officer, Joseph M. Otting stated, “Flagstar's second quarter operating performance reflects our third consecutive quarter of profitability and improved earnings and represents continued progress on our path to transforming into a top-performing regional bank. During the quarter, we made considerable strides diversifying our balance sheet, reaching an important inflection point in asset growth, as total assets increased 3% on an annualized basis compared to the first quarter, driven by overall growth in our loan portfolio.

“Total loans increased 4% annualized, driven by record C&I loan production, which more than offset the continued strategic reduction in the commercial real estate portfolio. This marks the first quarter of loan growth since the fourth quarter of 2023. C&I originations in the second quarter totaled $2.8 billion, while commitments were $4.2 billion. This drove a $2.0 billion or 12% increase in C&I loans to $18.6 billion compared to the previous quarter.

“We also generated net deposit growth of $689 million, all of which was driven by core deposits. More importantly, $706 million of this quarter's deposit growth was C&I lending-related, as we have broadened our customer relationships in that key business.

“The net interest margin was relatively consistent with the prior quarter, while we reduced our cost of deposits by five basis points and our overall cost of funds by seven basis points. Additionally, we continued to pay down our wholesale borrowings, further strengthening our funding base.

“Also contributing to our improved operating performance was our continued focus on expense management, as operating expenses declined 3%, driving positive operating leverage of 7%.

“Our credit quality trends remained relatively stable during the quarter. While we did see a modest increase in total non-accrual loans, the overall level of criticized and classified loans decreased, driven mainly by a 6% decline in substandard loans.

“Importantly, we continue to maintain a strong capital position, with a CET1 capital ratio of 13.16% at the end of the quarter. This level of capital provides meaningful financial flexibility to support balance sheet growth, invest in our franchise, and return capital to shareholders over time. On that note, this morning we also announced the adoption of a $250 million share repurchase program. This

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
reflects the tremendous progress we have made in executing on our strategic plan, the strength of our capital position and the positive long-term outlook for the Bank. We believe that returning capital to our shareholders through a stock buyback represents a compelling and disciplined use of our excess capital at this time.

“Overall, we believe the progress we have made over the past several quarters demonstrates the effectiveness of our strategy and positions the Bank well to deliver sustainable long-term shareholder value.”

BALANCE SHEET SUMMARY

(dollars in millions)	June 30, 2026	March 31, 2026	Compare
Total loans and leases held for investment	$60,987	$60,425	1%
Total assets	87,714	87,129	1%
Total deposits	67,521	66,832	1%
Total borrowed funds	10,937	11,186	-2%

Linked-Quarter Comparison

•Total assets increased $0.6 billion or 1% to $87.7 billion driven by loan growth and an increase in securities, partially offset by a decline in cash balances.
•Total loans and leases held for investment ("HFI") were $61.0 billion, up $0.6 billion or 1% (up 4% annualized); driven by solid growth in the C&I portfolio, partially offset by a decline in the multi-family and CRE portfolios as a result of our continued strategy of diversifying the loan portfolio.
•During the second quarter, we delivered broad-based loan growth across our C&I platform, while our CRE portfolio declined as part of our ongoing strategic balance sheet de-risking efforts.
–Total C&I loans increased $2.0 billion or 12% to $18.6 billion driven primarily by growth within Specialized Industries and Corporate & Regional Commercial Banking.
•Specialized Industries Banking loans increased $1,675 million or 34%.
•Corporate & Regional Commercial Banking increased $375 million or 18%.

•The CRE portfolio continued to decline with the combined multi-family and CRE portfolios declining $1.5 billion or 4% to $35.2 billion.
•Total CRE par payoffs totaled $1.1 billion, unchanged compared to first quarter.
•CRE concentration improved to 350% compared to 367%.

•Total deposits were $67.5 billion, up $0.7 billion or 1%, driven by increases in interest-bearing checking and money market accounts, which increased 6%, while all other categories each declined 1%.
•Total borrowed funds declined $0.2 billion or 2% to $10.9 billion.
•Wholesale borrowings, consisting of Federal Home Loan Bank of New York ("FHLB-NY") advances accounted for all of this decline and totaled $9.9 billion, down $250 million or 2%.

EARNINGS SUMMARY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

Second quarter 2026 net interest income totaled $440 million compared to $443 million, down $3 million or 1% compared to first quarter 2026 but rose $21 million or 5% compared to second quarter 2025.

For the first six months of 2026, net interest income increased $54 million or 7% to $0.9 billion compared to $0.8 billion for the first six months of 2025.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
Linked-Quarter Comparison
•Average interest-earnings assets decreased $0.3 billion or 0.3% to $83.1 billion as a result of lower average cash balances, partially offset by growth in average loans and average securities.
•Average interest-bearing liabilities declined $0.1 billion or 0.2% to $65.4 billion, average borrowed funds declined 10% partially offset by a 2% increase in average interest-bearing deposits.
•The net interest margin decreased 2 basis points to 2.13% due to a lower average cost of funds, more than offset by a lower average asset yield. Excluding the impact from the extra day in the quarter, the net interest margin would have been 2.16%.
Year-Over-Year Comparison
•Average interest-earning assets decreased 11% to $83.1 billion, driven by lower average cash balances due to balance sheet deleveraging.
•Average loans and average cash balances both declined, offset by growth in the investment securities portfolio.
•Average interest-bearing liabilities decreased 12% or $8.8 billion to $65.4 billion with average deposits declining 8% to $55.2 billion as the Bank significantly reduced brokered deposits throughout 2025.
•Average borrowings declined 27% or $3.8 billion to $10.3 billion as the Bank continued to pay down wholesale borrowings.
•The net interest margin increased 32 basis points driven by a lower cost of deposits and borrowings, partially offset by lower earning asset yields.
Year-to-Date Comparison
•Average interest-earning assets declined $11.1 billion or 12% to $83.2 billion primarily due to lower average loan balances, down 9%, as we reduced CRE loans and lower average cash balances, down 60%, due to balance sheet deleveraging, partially offset by a 20% increase in average securities balances.
•Average interest-bearing liabilities decreased $9.7 billion or 13% to $65.5 billion due to reduction in average borrowings, down 24%, and a 10% decrease in average deposits, as we reduced higher cost funding, including brokered CDs and wholesale borrowings.
•The net interest margin increased 37 basis points to 2.14% due to a 65 basis point improvement in the average cost of funds.

Provision for Credit Losses
Linked-Quarter Comparison

•For the second quarter 2026, we reported a provision for credit losses of $18 million compared to no provision in first quarter 2026.
•The increase was primarily driven by growth in the C&I portfolio, higher charge-offs and updates to assumptions related to recent New York City rent-regulated multi-family developments, partially offset by strategic reductions in the multi-family and CRE portfolios.
•Net charge-offs for the second quarter 2026 totaled $100 million, up $22 million or 28%.
•Net charge-offs on an annualized basis represented 0.66% of average loans outstanding, compared to 0.52% for first quarter 2026.

Year-Over-Year Comparison
•The provision for credit losses decreased $46 million or 72% primarily due to the continued decline in multi-family and CRE loan balances.
•Net charge-offs declined $17 million or 15%.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
Year-to-Date Comparison
•For the first six months of 2026, the provision for credit losses totaled $18 million compared to $143 million for the first six months of 2025, down $125 million or 87%. The decrease was primarily due to strategic reductions in the multi-family and CRE portfolios and lower net charge-offs.
•Net charge-offs totaled $178 million compared to $232 million.
•Net charge-offs represented 0.59% of average loans outstanding compared to 0.70%.

Pre-Provision Net Revenue

The table below details the Bank’s pre-provision net revenue ("PPNR") and PPNR, as adjusted, which are non-GAAP measures, for the periods noted:

				June 30, 2026
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
Net interest income	$440	$443	$419	-1%	5%
Non-interest income	76	55	77	38%	-1%
Total revenues	$516	$498	$496	4%	4%
Total non-interest expense	450	466	513	-3%	-12%
Pre - provision net revenue/(loss) (non-GAAP)	$66	$32	$(17)	NM	NM
Merger-related expenses	—	—	14	NM	NM
Severance	—	—	2	NM	-100%
Lease cost acceleration related to closing branches	—	—	7	NM	NM
Trailing mortgage sale costs with Mr. Cooper	—	—	3	NM	NM
Net (gain) loss on investment security	(4)	9	—	NM	NM
Pre - provision net revenue/(loss), as adjusted (non-GAAP)(1)	$62	$41	$9	51%	NM
(1) Amounts may not foot as a result of rounding.

For second quarter 2026, PPNR totaled $66 million compared to PPNR of $32 million for first quarter 2026 and a pre-provision net loss of $17 million for second quarter 2025.

Linked-Quarter Comparison
•Second quarter PPNR was $66 million compared to $32 million, up 106%.
•Excluding the impact from the Figure Investment in both quarters would have resulted in a PPNR of $62 million compared to $41 million up 51%.
•Majority of the increase was due to a decline in non-interest expenses, down 3%.
Year-Over-Year Comparison
•Second quarter 2026 PPNR increased $83 million compared to a pre-provision net loss of $17 million in the year-ago quarter.
•Excluding the impact from the Figure Investment and several other one-time items in the year ago quarter, adjusted PPNR was $62 million compared to $9 million in the year-ago quarter.
•Majority of the increase was due to lower non-interest expense and higher net interest income.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results

	For the Six Months Ended
(dollars in millions)	June 30, 2026	June 30, 2025	% Change
Net interest income	$883	$829	7%
Non-interest income	131	157	-17%
Total revenues	$1,014	$986	3%
Total non-interest expense	916	1,045	-12%
Pre - provision net revenue / (loss) (non-GAAP)	$98	$(59)	NM
Merger-related expenses	—	22	-100%
Severance	—	2	-100%
Lease cost acceleration related to closing branches	—	12	-100%
Trailing mortgage sale costs with Mr. Cooper	—	8	-100%
Net loss on investment security	5	—	NM
Pre - provision net revenue/(loss), as adjusted (non-GAAP)	$103	$(15)	NM

Year-to-Date Comparison
•PPNR was $98 million compared to pre-provision net loss of $59 million. The first six months of 2026 PPNR included a $5 million loss related to the Figure Investment.
•As adjusted, pre-provision net revenue was $103 million for the first six months of 2026 compared to a pre-provision net loss of $15 million for the first six months of 2025, which excludes $22 million of merger-related expenses, $2 million in severance, $12 million in lease cost acceleration, and $8 million in trailing mortgage sale costs.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
Non-Interest Income

				June 30, 2026
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
Fee income	$26	$23	$22	13%	18%
Bank-owned life insurance	13	10	10	30%	30%
Net gain (loss) on investment securities	4	(9)	—	NM	NM
Net gain on loan sales and securitizations	4	5	6	-20%	-33%
Other income	28	26	39	8%	-28%
Total non-interest income	$76	$55	$77	38%	-1%

Impact of Adjustments:
Net (gain) loss on investment security	(4)	9	—	NM	NM
Adjusted noninterest income (non-GAAP)	$72	$64	$77	13%	-6%

Non-interest income in second quarter 2026 was $76 million, up $21 million or 38% compared to $55 million in first quarter 2026 and down $1 million or 1% compared to second quarter 2025.

Linked-Quarter Comparison
•Second quarter 2026 adjusted non-interest income increased $8 million or 13%, excluding the impact from the Figure Investment.
•Quarter-over-quarter improvement was driven by increases in fee income, driven by increased treasury management and capital markets income, BOLI, and other income.
Year-Over-Year Comparison
•Second quarter 2026 adjusted non-interest income declined $5 million or 6%, excluding the impact from the Figure Investment.
•The year-over-year decline was a result of lower net gain on loan sales income and other income. This was due to the sale of the Bank's mortgage servicing and third-party origination business, offset by higher levels of fee income and BOLI.

	For the Six Months Ended
(dollars in millions)	June 30, 2026	June 30, 2025	% Change
Fee income	$49	$44	11%
Bank-owned life insurance	23	20	15%
Net gain (loss) on investment securities	(5)	—	NM
Net return on mortgage servicing rights	—	—	NM
Net gain on loan sales and securitizations	9	19	-53%
Net loan administration income	1	5	-80%
Other income	54	69	-22%
Total non-interest income	$131	$157	-17%

Impact of Notable Item:
Net (gain) loss on investment security	5	—	NM
Adjusted noninterest income (non-GAAP)	$136	$157	-13%
For the first six months of 2026, non-interest income totaled $131 million compared to $157 million for the first six months of 2025.

Year-to-Date Comparison
•For the first six months of 2026, non-interest income includes the aforementioned $5 million net loss on the sale of our Figure Investment. As adjusted, non-interest income for the first six months of 2026 was $136 million compared to $157 million for the first six months of 2025, a $21 million or 13% decline.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
•The year-over-year decline was driven by a decline in the net gain on loan sales and securitizations and a decrease in other income. This was partially offset by an increase in fee income.

Non-Interest Expense

				June 30, 2026
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
Operating expenses:
Compensation and benefits	$220	$228	$237	-4%	-7%
Occupancy and equipment	46	50	53	-8%	-13%
Software expense	49	47	38	4%	29%
FDIC insurance	30	30	49	—%	-39%
Professional services	19	22	23	-14%	-17%
General and administrative	63	64	72	-2%	-13%
Total operating expenses	427	441	472	-3%	-10%
Intangible asset amortization	23	25	27	-8%	-15%
Merger-related expense	—	—	14	NM	NM
Total non-interest expense	$450	$466	$513	-3%	-12%

Impact of Adjustments:
Total operating expenses	$427	$441	$472	-3%	-10%
Severance	—	—	(2)	NM	-100%
Lease cost acceleration related to closing branches	—	—	(7)	NM	NM
Trailing mortgage sale costs with Mr. Cooper	—	—	(3)	NM	NM
Adjusted operating expenses (non-GAAP)	$427	$441	$460	-3%	-7%

Second quarter 2026 operating expenses were $427 million compared to $441 million in first quarter 2026, down $14 million or 3%, and they declined $45 million or 10% compared to second quarter 2025.
Linked-Quarter Comparison
•Adjusted operating expenses decreased $14 million or 3%.
•The main drivers were decreases in compensation and benefits, occupancy and equipment, and professional fees.
Year-Over-Year Comparison
•Adjusted operating expenses decreased $33 million or 7%.
•Main drivers were decreases in FDIC insurance expense, compensation and benefits, professional services, and general and administrative expense.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results

	For the Six Months Ended
(dollars in millions)	June 30, 2026	June 30, 2025	% Change
Operating expenses:
Compensation and benefits	$448	$481	-7%
Occupancy and equipment	96	108	-11%
Software expense	96	80	20%
FDIC insurance	60	99	-39%
Professional services	41	49	-16%
General and administrative	127	151	-16%
Total operating expenses	868	968	-10%
Intangible asset amortization	48	55	-13%
Merger-related expenses	—	22	-100%
Total non-interest expense	$916	$1,045	-12%

Impact of Notable Items:
Total operating expenses	$868	$968	-10%
Severance	—	(2)	-100%
Lease cost acceleration related to closing branches	—	(12)	-100%
Trailing mortgage sale costs with Mr. Cooper	—	(8)	-100%
Adjusted operating expenses (non-GAAP)	$868	$946	-8%

For the first six months of 2026, operating expenses totaled $868 million, down $100 million or 10% compared to the first six months of 2025.
Year-to-Date Comparison
•The first six months of 2025 results include a number of notable items, including $22 million in merger expenses, $2 million in severance costs, $12 million of lease cost acceleration, and $8 million in trailing mortgage sale costs.
•As adjusted for these items operating expenses for the first six months of 2026 were $868 million compared to $946 million for first six months of 2025, down $78 million or 8%.
•On an adjusted basis, the year-over-year improvement was primarily driven by decreases in compensation and benefits expense, FDIC insurance expense, general and administrative expense, and occupancy and equipment expense.
Income Taxes
Linked-Quarter Comparison
•For the second quarter 2026, the Bank reported income tax expense of $14 million compared to a tax expense of $11 million for the first quarter 2026. The effective tax rate for the second quarter 2026 was 28.2% compared to 34.9% for the first quarter 2026.
Year-Over-Year Comparison
•For the second quarter 2026, the Bank reported income tax expense of $14 million compared to a tax benefit of $11 million for the second quarter 2025. The effective tax rate for the second quarter 2026 was 28.2% compared to 12.9% for the second quarter 2025.
Year-to-Date Comparison
•For the first six months of 2026, the Bank reported an income tax expense of $25 million compared to an income tax benefit of $32 million for the first six months of 2025. The effective tax rate for the first six months of 2026 was 30.9% compared to 15.9% for the first six months of 2025.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
CREDIT QUALITY

				June 30, 2026
	As of			compared to:
(dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
Total non-accrual loans held for investment	$2,800	$2,675	$3,180	5%	-12%
Non-accrual held for investment loans to total loans held for investment	4.59%	4.43%	4.96%	4%	-7%
Non-accrual held for investment loans and repossessed assets ("NPAs") to total assets	3.20%	3.08%	3.46%	4%	-7%
Allowance for credit losses on loans and leases	$869	$954	$1,106	-9%	-21%
Total ACL, including on unfunded commitments	$925	$1,007	$1,162	-8%	-20%
ACL % of total loans held for investment	1.42%	1.58%	1.72%	-15 bps	-30 bps
Total ACL % of total loans held for investment	1.52%	1.67%	1.81%	-15 bps	-30 bps
ACL on loans and leases % of NPLs	31%	36%	35%	-13%	-11%
Total ACL % of NPLs	33%	38%	37%	-12%	-10%

Non-Accrual Loans
At June 30, 2026, total non-accrual loans, including held-for-sale, were $2,805 million, up $123 million or 5% compared to $2,682 million at March 31, 2026, but down $379 million or 12% compared to June 30, 2025. Total non-accrual loans HFI to total loans HFI were 4.59% at June 30, 2026 compared to 4.43% at March 31, 2026 and 4.96% at June 30, 2025.
Linked-Quarter Comparison
•Multi-family non-accrual loans increased 5%, while CRE non-accrual loans rose 7%.
•NPAs to total assets rose 12 basis points to 3.20%.
Year-Over-Year Comparison
•Multi-family non-accrual loans declined 11% and CRE non-accrual loans declined 16%, reflecting ongoing proactive workout and resolution strategies.
•NPAs to total assets improved 26 basis points.
Total Allowance for Credit Losses
The total allowance for credit losses including the allowance for unfunded commitments was $925 million at June 30, 2026 compared to $1,007 million at March 31, 2026 and $1,162 million at June 30, 2025. The total allowance for credit losses on loans and leases at June 30, 2026 was $869 million compared to $954 million at March 31, 2026 and $1,106 million at June 30, 2025. The decrease was primarily due to charged-off loans which had specific reserves and pay offs in our multi-family and CRE portfolios, partially offset by growth in our C&I portfolio.
The total allowance for credit losses to total loans HFI at June 30, 2026 was 1.52% compared to 1.67% at March 31, 2026 and 1.81% at June 30, 2025. The total allowance for credit losses on loans and leases to total loans HFI was 1.42% at June 30, 2026 compared to 1.58% at March 31, 2026 and 1.72% at June 30, 2025.

CAPITAL POSITION

The Bank’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Bank’s regulatory capital ratios at those respective periods.

	June 30, 2026	March 31, 2026	December 31, 2025
REGULATORY CAPITAL RATIOS: (1)
Common equity tier 1 ratio	13.16%	13.23%	12.83%
Tier 1 risk-based capital ratio	13.99%	14.08%	13.66%
Total risk-based capital ratio	16.58%	16.68%	16.23%
Leverage capital ratio	9.70%	9.61%	9.22%
(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
Flagstar Bank, N.A.
Flagstar Bank, N.A. is one of the largest regional banks in the country and is headquartered in Hicksville, New York. At June 30, 2026, the Bank had $87.7 billion of assets, $61.2 billion of loans, deposits of $67.5 billion, and total stockholders' equity of $8.1 billion. Flagstar Bank, N.A. operates approximately 340 locations across nine states, with strong footholds in the greater New York/New Jersey metropolitan region and in the upper Midwest, along with a significant presence in fast-growing markets in Florida and the West Coast.

Post-Earnings Release Conference Call

The Bank will host a conference call on July 24, 2026 at 8:00 a.m. (Eastern Time) to discuss its second quarter 2026 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 28, 2026 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call will be webcast at ir.flagstar.com and archived through 5:00 p.m. on August 21, 2026.

Investor Contact: Salvatore J. DiMartino (516) 683-4286

Media Contact: Jessica Torchia (248) 312-6451

Flagstar Bank, N.A. Reports Second Quarter 2026 Results

Cautionary Statements Regarding Forward-Looking Language

This earnings release and the associated conference call may include forward‐looking statements by us and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding, among other things: (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to achieve profitability goals within projected timeframes and to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to execute our capital management strategies, including our ability to complete our current stock repurchase program and to implement future stock repurchase programs; (g) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (h) our ability to achieve our financial and other strategic goals, including those related to our recent holding company reorganization, which was completed in October 2025 (the "Reorganization"), our merger with Flagstar Bancorp, Inc., which was completed in December 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023, and our ability to comply with the heightened regulatory standards with respect to governance and risk management programs to which we are subject as a national bank with assets of $50 billion or more; (i) the impact of the $1.05 billion capital raise we completed in March 2024; (j) the conversion or exchange of shares of our preferred stock; (k) the payment of dividends on shares of our capital stock, including adjustments to the amount of dividends payable on shares of our preferred stock; (l) the dilution of existing equity holders associated with future equity awards and stock issuances; (m) the effects of the reverse stock split we effected in July 2024; and (n) the impact of the 2024 sale of our mortgage servicing operations, third party mortgage loan origination business, and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; the ability to implement future stock repurchase programs, which are subject to the approval of the Board of Directors and other various factors, including the Bank's liquidity, capital position, and financial performance, accounting, and regulatory considerations as well as general market conditions; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; our ability to achieve the anticipated benefits of the Reorganization; changes in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; changes relating to rent regulation and housing, including recent legislative action in New York City to freeze rents on certain rent-regulated properties; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; the impact of changing political conditions or federal government shutdowns; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; our ability to comply with heightened regulatory standards with respect to governance and risk management programs to which we are subject as a national bank with assets of $50 billion or more; the restructuring of our mortgage business; our ability to achieve anticipated cost savings and enhanced efficiencies with respect to our balance sheet and expense reduction strategies; the impact of failures or disruptions in or breaches of our operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, civil unrest, international military conflict, terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed in December 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management's attention from ongoing business operations and opportunities; the possibility that we may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected.

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2025, and in other reports we file with the Office of the Comptroller of the Currency (the “OCC”) and voluntarily file with the Securities and Exchange Commission (the “SEC”), and which are also available on our Investor Relations website. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this

Flagstar Bank, N.A. Reports Second Quarter 2026 Results
news release, on our conference call, during investor presentations, or in our securities disclosure filings. All such files are accessible on our website at ir.flagstar.com, on the OCC's website at www.occ.gov, and on the SEC’s website at www.sec.gov.

- Financial Statements and Highlights Follow -

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

				June 30, 2026
				compared to
(dollars in millions)	June 30, 2026	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
Assets
Cash and due from banks	$416	$401	$553	4%	-25%
Interest-earning deposits and other securities with financial institutions	4,692	6,605	5,341	-29%	-12%
Total cash and cash equivalents	5,108	7,006	5,894	-27%	-13%
Securities:
Debt securities available-for-sale	16,553	14,514	15,701	14%	5%
Equity investments with readily determinable fair values, at fair value	14	56	65	-75%	-78%
Total securities	16,567	14,570	15,766	14%	5%
Loans held for sale	208	233	265	-11%	-22%
Loans and leases held for investment:
Multi-family	26,931	27,863	28,983	-3%	-7%
Commercial real estate	8,244	8,833	9,314	-7%	-11%
One-to-four family first mortgage	5,767	5,640	5,630	2%	2%
Commercial and industrial	18,563	16,568	15,217	12%	22%
Other loans	1,482	1,521	1,588	-3%	-7%
Total loans and leases held for investment	60,987	60,425	60,732	1%	—%
Less: Allowance for credit losses on loans and leases	(869)	(954)	(1,030)	-9%	-16%
Total loans and leases held for investment, net	60,118	59,471	59,702	1%	1%
Premises and equipment, net	472	474	477	—%	-1%
Core deposit and other intangibles	333	356	381	-6%	-13%
Other assets	4,908	5,019	5,027	-2%	-2%
Total assets	$87,714	$87,129	$87,512	1%	—%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$20,477	$19,310	$18,233	6%	12%
Savings accounts	14,836	15,005	14,864	-1%	—%
Certificates of deposit	20,477	20,719	20,843	-1%	-2%
Non-interest-bearing accounts	11,731	11,798	12,060	-1%	-3%
Total deposits	67,521	66,832	66,000	1%	2%
Borrowed funds:
Wholesale borrowings	9,901	10,151	11,151	-2%	-11%
Junior subordinated debentures	587	586	585	—%	—%
Subordinated notes	449	449	448	—%	—%
Total borrowed funds	10,937	11,186	12,184	-2%	-10%
Other liabilities	1,115	990	1,184	13%	-6%
Total liabilities	79,573	79,008	79,368	1%	—%
Mezzanine equity:
Preferred stock - Series B	1	1	1	—%	—%
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	4	—%	—%
Paid-in capital in excess of par	9,299	9,288	9,303	—%	—%
Retained earnings	(958)	(980)	(988)	-2%	-3%
Treasury stock, at cost	(161)	(167)	(190)	-4%	-15%
Accumulated other comprehensive loss, net of tax:	(547)	(528)	(489)	4%	12%
Total stockholders' equity	8,140	8,120	8,143	—%	—%
Total liabilities, Mezzanine and Stockholders' Equity	$87,714	$87,129	$87,512	1%	—%

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)

				June 30, 2026
	For the Three Months Ended			compared to
	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$751	$754	$840	—%	-11%
Securities and money market investments	225	230	303	-2%	-26%
Total interest income	976	984	1,143	-1%	-15%

Interest Expense:
Interest-bearing checking and money market accounts	126	114	162	11%	-22%
Savings accounts	97	101	110	-4%	-12%
Certificates of deposit	201	203	287	-1%	-30%
Borrowed funds	112	123	165	-9%	-32%
Total interest expense	536	541	724	-1%	-26%
Net interest income	440	443	419	-1%	5%
Provision for credit losses	18	—	64	NM	-72%
Net interest income after provision for credit losses	422	443	355	-5%	19%

Non-Interest Income:
Fee income	26	23	22	13%	18%
Bank-owned life insurance	13	10	10	30%	30%
Net gain (loss) on investment securities	4	(9)	—	NM	NM
Net gain on loan sales and securitizations	4	5	6	-20%	-33%
Net loan administration income (loss)	1	—	1	NM	—%
Other income	28	26	38	8%	-26%
Total non-interest income	76	55	77	38%	-1%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	220	228	237	-4%	-7%
Occupancy and equipment	46	50	53	-8%	-13%
Software expense	49	47	38	4%	29%
FDIC insurance	30	30	49	—%	-39%
Professional services	19	22	23	-14%	-17%
General and administrative	63	64	72	-2%	-13%
Total operating expenses	427	441	472	-3%	-10%
Intangible asset amortization	23	25	27	-8%	-15%
Merger-related expenses	—	—	14	NM	-100%
Total non-interest expense	450	466	513	-3%	-12%
Income (loss) before income taxes	48	32	(81)	50%	NM
Income tax expense (benefit)	14	11	(11)	27%	NM
Net income (loss)	34	21	(70)	62%	NM
Preferred stock dividends	8	8	8	—%	—%
Net income (loss) attributable to common stockholders	$26	$13	$(78)	100%	NM

Basic earnings (loss) per common share	$0.06	$0.03	$(0.19)	100%	NM
Diluted earnings (loss) per common share	$0.06	$0.03	$(0.19)	100%	NM
Dividends per common share	$0.01	$0.01	$0.01	—%	—%

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)

	For the Six Months Ended
	June 30, 2026	June 30, 2025	Compare
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,505	$1,700	-11%
Securities and money market investments	455	607	-25%
Total interest income	1,960	2,307	-15%

Interest Expense:
Interest-bearing checking and money market accounts	240	329	-27%
Savings accounts	198	221	-10%
Certificates of deposit	404	595	-32%
Borrowed funds	235	333	-29%
Total interest expense	1,077	1,478	-27%
Net interest income	883	829	7%
Provision for credit losses	18	143	-87%
Net interest income after provision for credit losses	865	686	26%

Non-Interest Income:
Fee income	49	44	11%
Bank-owned life insurance	23	20	15%
Net loss on investment securities	(5)	—	NM
Net gain on loan sales and securitizations	9	19	-53%
Net loan administration income	1	5	-80%
Other income	54	69	-22%
Total non-interest income	131	157	-17%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	448	481	-7%
Occupancy and equipment	96	108	-11%
Software expenses	96	80	20%
FDIC insurance	60	99	-39%
Professional services	41	49	-16%
General and administrative	127	151	-16%
Total operating expenses	868	968	-10%
Intangible asset amortization	48	55	-13%
Merger-related expenses	—	22	-100%
Total non-interest expense	916	1,045	-12%
Income (loss) before income taxes	80	(202)	NM
Income tax expense (benefit)	25	(32)	NM
Net income (loss)	55	(170)	NM
Preferred stock dividends	16	16	—%
Net income (loss) attributable to common stockholders	$39	$(186)	NM

Basic earnings (loss) per common share	$0.09	$(0.45)	NM
Diluted earnings (loss) per common share	$0.08	$(0.45)	NM
Dividends per common share	$0.02	$0.02	—%

FLAGSTAR BANK, N.A.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business.
We believe that non-interest income, operating expenses, pre-provision net (loss) revenue (which includes both non-interest income and non-interest expense), net income (loss), net income (loss) attributed to common stockholders, diluted earnings (loss) per share, the net interest margin, and our efficiency ratio as adjusted for items that we believe are not indicative of core operating results, such as but not limited to merger and restructuring expenses, litigation settlement expenses related to cases prior to the acquisition of Flagstar Bank, NA, fair value adjustments on non-core equity investments, as well as adjustments for severance and impairment charges and other exit costs resulting from strategic shifts in our operations provide valuable insights to investors by highlighting our underlying performance. These non-GAAP metrics also facilitate meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.
We believe average tangible common stockholders’ equity, tangible common stockholders’ equity, average tangible assets and tangible book value per share are important measures for evaluating the performance of the business without the impact of our intangible assets. These non-GAAP metrics also provide investors with important indications regarding our ability to grow the business, our ability to pay dividends as well as engage in capital strategies in addition to facilitating meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.
These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the way we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following tables reconcile the above the non-GAAP financial measures we use to their comparable GAAP financial measures, to the extent not reconciled earlier in this earnings release, for the stated periods:

	At or for the
	Three Months Ended,			Six Months Ended,
(dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Total Stockholders’ Equity	$8,140	$8,120	$8,095	$8,140	$8,095
Less: Core deposit and other intangible assets	(333)	(356)	(433)	(333)	(433)
Less: Preferred stock - Series A and D	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,304	$7,261	$7,159	$7,304	$7,159
Total Stockholders’ Equity	$8,140	$8,120	$8,095	$8,140	$8,095
Less: Preferred stock	$(503)	$(503)	$(503)	$(503)	$(503)
Common stockholders’ equity	$7,637	$7,617	$7,592	$7,637	$7,592
Total Assets	$87,714	$87,129	$92,237	$87,714	$92,237
Less: Core deposit and other intangible assets	(333)	(356)	(433)	(333)	(433)
Tangible Assets	$87,381	$86,773	$91,804	$87,381	$91,804
Average common stockholders’ equity	$7,670	$7,694	$7,486	$7,681	$7,592
Less: Other intangible assets	(349)	(373)	(450)	$(361)	$(464)
Average tangible common stockholders’ equity	$7,321	$7,321	$7,036	$7,320	$7,128
Average Assets	$86,694	$87,057	$96,710	$86,874	$97,902
Less: Core deposit and other intangible assets	(349)	(373)	(450)	(361)	(464)
Average tangible assets	$86,345	$86,684	$96,260	$86,513	$97,438
GAAP MEASURES:
Return (loss) on average assets (1)	0.16%	0.10%	(0.29)%	0.13%	(0.35)%
Return (loss) on average common stockholders' equity (2)	1.37%	0.66%	(4.20)%	1.01%	(4.92)%
Book value per common share	$18.31	$18.28	$18.28	$18.31	$18.28
Common stockholders’ equity to total assets	8.71%	8.74%	8.23%	8.71%	8.23%
NON-GAAP MEASURES:
Return (loss) on average tangible assets (1)	0.15%	0.13%	(0.21)%	0.14%	(0.28)%
Return (loss) on average tangible common stockholders’ equity (2)	1.29%	1.04%	(3.41)%	1.16%	(4.33)%
Tangible book value per common share	$17.51	$17.42	$17.24	$17.51	$17.24
Tangible common stockholders’ equity to tangible assets	8.36%	8.37%	7.80%	8.36%	7.80%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss) - GAAP	$34	$21	$(70)	$55	$(170)
Merger-related expenses(1)	—	—	14	—	22
Severance	—	—	2	—	2
Lease cost acceleration related to closing branches	—	—	7	—	12
Trailing mortgage sale costs with Mr. Cooper	—	—	3	—	8
Net (gain) loss on investment security	(4)	9	—	5	—
Total adjustments	$(4)	$9	$25	$5	$44
Tax effect on adjustments	1	(2)	(7)	(1)	(11)
Net income (loss), as adjusted - non-GAAP	$31	$28	$(52)	$59	$(138)
Preferred stock dividends	8	8	8	16	16
Net income (loss) attributable to common stockholders, as adjusted - non-GAAP	$23	$20	$(60)	$43	$(153)
(1)Certain merger-related items are not taxable or deductible.
(2)Amounts may not foot as a result of rounding.

	For the Three Months Ended						For the Six Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025		June 30, 2026		June 30, 2025
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted Earnings (Loss) Per Share - GAAP	$26	$0.06	$13	$0.03	$(78)	$(0.19)	$39	$0.08	$(186)	$(0.45)
Adjustments	$(4)	(0.01)	9	0.02	25	0.06	5	0.01	44	0.11
Tax effect on adjustments	1	0.00	(2)	0.00	(7)	(0.02)	(1)	0.00	(11)	(0.03)
Diluted Earnings (Loss) Per Share, as adjusted - non-GAAP	$23	0.05	$20	0.04	$(60)	(0.14)	$43	0.09	$(153)	(0.37)

Total shares for diluted earnings per common share	473,623,332		466,550,891		415,125,228		470,067,958		414,975,524
(1) Amounts may not foot as a result of rounding.

	For the Three Months Ended			For the Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
(dollars in millions)
Net interest income	$440	$443	$419	$883	$829
Non-interest income	76	55	77	131	157
Total revenues	$516	$498	$496	$1,014	$986
Total non-interest expense	450	466	513	916	1,045
Pre - provision net revenue (loss) (non-GAAP)	$66	$32	$(17)	$98	$(59)
Merger-related expenses	—	—	14	—	22
Severance	—	—	2	—	2
Lease cost acceleration related to closing branches	—	—	7	—	12
Trailing mortgage sale costs with Mr. Cooper	—	—	3	—	8
Net (gain) loss on investment security	(4)	9	—	5	—
Pre - provision net revenue (loss) excluding merger-related expenses, as adjusted (non-GAAP)	$62	$41	$9	$103	$(15)
Provision for credit losses	(18)	—	(64)	(18)	(143)
Merger-related expenses	—	—	(14)	—	(22)
Severance	—	—	(2)	—	(2)
Lease cost acceleration related to closing branches	—	—	(7)	—	(12)
Trailing mortgage sale costs with Mr. Cooper	—	—	(3)	—	(8)
Net gain (loss) on investment security	4	(9)	—	(5)	—
Income (loss) before taxes	$48	$32	$(81)	$80	$(202)
Income tax expense (benefit)	14	11	(11)	25	(32)
Net income (loss) (GAAP)	$34	$21	$(70)	$55	$(170)
(1)Amounts may not foot as a result of rounding.

				June 30, 2026
	For the Three Months Ended			Compared to:
	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
(dollars in millions)
Net interest income	$440	$443	$419
Non-interest income	76	55	77
Total revenues (A)	$516	$498	$496	4%	4%
Total non-interest expense (B)	450	466	513	(3)%	(12)%
Operating leverage (A-B)				7%	16%

FLAGSTAR BANK, N.A.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	June 30, 2026				March 31, 2026				June 30, 2025
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$60,971	$751	4.91%		$60,840	$754	4.97%		$65,824	$840	5.12%
Securities(2)	17,037	180	4.22		16,840	179	4.25		15,169	170	4.48
Interest-earning cash and cash equivalents	5,042	45	3.63		5,631	51	3.64		12,054	133	4.42
Total interest-earning assets	83,050	$976	4.71		83,311	$984	4.79		93,047	$1,143	4.93
Non-interest-earning assets	3,644				3,746				3,663
Total assets	$86,694				$87,057				$96,710
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$19,617	$126	2.55%		$18,703	$114	2.49%		$20,497	$162	3.16%
Savings accounts	14,857	97	2.63		14,905	101	2.74		14,353	110	3.07
Certificates of deposit	20,694	201	3.90		20,565	203	4.00		25,310	287	4.55
Total interest-bearing deposits	55,168	424	3.08		54,173	418	3.13		60,160	559	3.73
Borrowed funds	10,276	112	4.37		11,401	123	4.38		14,105	165	4.70
Total interest-bearing liabilities	65,444	$536	3.28		65,574	$541	3.35		$74,265	$724	3.91
Non-interest-bearing deposits	11,970				11,955				12,731
Other liabilities	1,106				1,330				1,724
Total liabilities	78,520				78,859				88,720
Stockholders’ and mezzanine equity	8,174				8,198				7,990
Total liabilities and stockholders’ equity	$86,694				$87,057				$96,710
Net interest income/interest rate spread		$440	1.43%			$443	1.44%			$419	1.02%
Net interest margin			2.13%				2.15%				1.81%
Ratio of interest-earning assets to interest-bearing liabilities			1.27	x			1.27	x			1.25	x
(1)Comprised of Loans and leases held for investment, net of deferred loan fees and costs, and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

	For the Six Months Ended
	June 30, 2026				June 30, 2025
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$60,906	$1,505	4.94%		$67,011	$1,700	5.12%
Securities(2)	16,939	359	4.24		14,124	318	4.50
Interest-earning cash and cash equivalents	5,335	96	3.64		13,193	289	4.42
Total interest-earning assets	83,180	$1,960	4.75		94,328	$2,307	4.93
Non-interest-earning assets	3,694				3,574
Total assets	$86,874				$97,902
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$19,162	$240	2.52%		$20,758	$329	3.20%
Savings accounts	14,881	198	2.69		14,351	221	3.10
Certificates of deposit	20,630	404	3.95		25,830	595	4.65
Total interest-bearing deposits	54,673	842	3.10		60,939	1,145	3.79
Borrowed funds	10,835	235	4.32		14,240	333	4.71
Total interest-bearing liabilities	65,508	$1,077	3.31		75,179	$1,478	3.96
Non-interest-bearing deposits	11,963				12,899
Other liabilities	1,218				1,728
Total liabilities	78,689				89,806
Stockholders’ and mezzanine equity	8,185				8,096
Total liabilities and stockholders’ equity	$86,874				$97,902
Net interest income/interest rate spread		$883	1.44%			$829	0.97%
Net interest margin			2.14%				1.77%
Ratio of interest-earning assets to interest-bearing liabilities			1.27	x			1.25	x
(1)Comprised of Loans and leases held for investment, net of deferred loan fees and costs, and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

FLAGSTAR BANK, N.A.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in millions)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
OTHER FINANCIAL MEASURES:
Efficiency ratio(1)	87.08%	93.65%	103.37%	90.33%	106.02%
Efficiency ratio, as adjusted (2)	82.65	88.68	95.34	85.63	98.28
Operating expenses to average assets	1.97	2.03	1.96	1.00	0.99
Effective tax rate	28.2	34.9	12.9	30.9	15.9
Shares used for basic EPS per common share	416,829,060	416,149,153	415,125,228	416,490,985	414,975,524
Shares used for diluted EPS per common share	473,623,332	466,550,891	415,125,228	470,067,958	414,975,524
Common shares outstanding at the respective period-ends	417,018,972	416,777,393	415,353,394	417,018,972	415,353,394
(1)We calculate our efficiency ratio by dividing our non-interest expense by the sum of our net interest income and non-interest income.
(2)We calculate our efficiency ratio, as adjusted, by dividing our operating expenses by the sum of our net interest income and non-interest income.

FLAGSTAR BANK, N.A.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

ASSET QUALITY SUMMARY

The following table presents the Bank's asset quality measures at the respective dates:

				June 30, 2026
				compared to
(dollars in millions)	June 30, 2026	March 31, 2026	June 30, 2025	March 31, 2026	June 30, 2025
Non-accrual loans held for investment:
Multi-family	$2,132	$2,025	$2,388	5%	-11%
Commercial real estate	471	441	563	7%	-16%
One-to-four family first mortgage	60	59	81	2%	-26%
Commercial and industrial	111	122	123	-9%	-10%
Other non-accrual loans	26	28	25	-7%	4%
Total non-accrual loans held for investment	2,800	2,675	3,180	5%	-12%
Repossessed assets	8	8	11	-6%	-30%
Total non-accrual held for investment loans and repossessed assets	$2,808	$2,683	$3,191	5%	-12%

Non-accrual loans held for sale:
One-to-four family first mortgage	5	7	4	-29%	25%
Total non-accrual mortgage loans held for sale	$5	$7	$4	-29%	25%

FLAGSTAR BANK, N.A.
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)

The following table presents information regarding the delinquency status of our loans held for investment:

(dollars in millions)	Current	Loans 30-89 Days Past Due	Loans 90 Days or More Past Due and Still Accruing	Non-Accrual Loans	Total Loans Receivable
June 30, 2026
Multi-family	$24,528	$233	$38	$2,132	$26,931
Commercial real estate	7,730	30	13	471	8,244
One-to-four family first mortgage	5,698	9	—	60	5,767
Commercial and industrial	18,370	82	—	111	18,563
Other	1,442	14	—	26	1,482
Total	$57,768	$368	$51	$2,800	$60,987
March 31, 2026
Multi-family	$25,159	$677	$2	$2,025	$27,863
Commercial real estate	8,250	129	13	441	8,833
One-to-four family first mortgage	5,513	66	2	59	5,640
Commercial and industrial	16,371	60	15	122	16,568
Other	1,458	35	—	28	1,521
Total	$56,751	$967	$32	$2,675	$60,425
June 30, 2025
Multi-family	$29,152	$392	$—	$2,388	$31,932
Commercial real estate	9,958	115	—	563	10,636
One-to-four family first mortgage	5,334	30	—	81	5,445
Commercial and industrial	14,265	38	—	123	14,426
Other	1,628	29	—	25	1,682
Total	$60,337	$604	$—	$3,180	$64,121

The following table summarizes the Bank’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(dollars in millions)	Net Charge-offs (Recoveries)	Average Balance	%(1)	Net Charge-offs (Recoveries)	Average Balance	%(1)	Net Charge-offs (Recoveries)	Average Balance	%(1)
Multi-family	$80	$27,331	1.17%	$72	$28,555	1.01%	$96	$32,847	1.17%
Commercial real estate	1	8,723	0.05	8	9,204	0.35	13	11,061	0.47
One-to-four family residential	1	5,353	0.07	1	5,284	0.08	1	4,995	0.08
Commercial and industrial	13	17,446	0.30	(8)	15,626	(0.20)	3	14,486	0.08
Other	5	1,514	1.32	5	1,558	1.28	4	1,711	0.94
Total	$100	$60,367	0.66%	$78	$60,227	0.52%	$117	$65,100	0.72%

(1)Three months ended presented on an annualized basis.

	For the Six Months Ended
	June 30, 2026			June 30, 2025
(dollars in millions)	Net Charge-offs (Recoveries)	Average Balance	%(1)	Net Charge-offs (Recoveries)	Average Balance	%(1)
Multi-family	$152	$27,939	1.09%	$176	$33,378	1.05%
Commercial real estate	9	8,962	0.20	15	11,251	0.27
One-to-four family residential	2	5,319	0.08	2	4,989	0.08
Commercial and industrial	5	16,541	0.06	31	14,706	0.42
Other	10	1,536	1.30	8	1,728	0.93
Total	$178	$60,297	0.59%	$232	$66,052	0.70%
(1)Six months ended presented on an annualized basis.